Date 08/14/2023

Customer name:     REE Automotive Ltd. (hereinafter: "the Borrower” or "the company")

Company number:     514557339

Address:     Kibbutz Galil Yam, Israel

Account number:     [ ]*** (hereinafter: "the account")

To:     Mizrahi Tefahot Bank Ltd. (hereinafter: "the Bank")

Dear Sir / Madam,

Re: Credit Agreement

This letter serves to record the agreement made between us regarding the line of credit and short-term loans that you will make available to the company in accordance with the provisions of this agreement (hereinafter: "the credit"). Alongside what has been articulated in this agreement, the credit terms will be in accordance with and subject to the “Application to Open an Account and/or Changes to an Account”, as well as the “ Account Management Brochure” and “Business Borrower Credit Brochure” with all their annexes and amendments that we entered into with the Bank according to which and subject to the specific loan agreement in which we entered into and/or will enter into with the Bank (hereafter collectively: “the credit documents”), and all that is stated in the credit documents; all their terms will apply and be binding in all that concerns credit.

The establishment of the line of credit and the loans provided thereunder relies on the existence of all preconditions as specified in Section 2 below (hereinafter: "the additional conditions"), subject to the Bank's signature on this agreement.

It is clarified that subject to the existence of the conditions as mentioned in this agreement, the Borrower may use loans from the line of credit until the expiration of the line of credit, as defined below.

1.The credit

1.1Line of credit for short-term loans: 15,000,000 U.S. dollars.
1.2The line of credit will be valid until 12/31/2024 (hereinafter: "line of credit expiration date”) and will expire thereafter, unless it is renewed with the written agreement of the parties.

All credit must be repaid in full by (a) a specific date as stipulated in the credit documents or (b) by the line of credit expiration date.

1.3The line of credit will be able to be used by offering short-term loans that will meet all the following conditions:

1.3.1.Repayment of loan principal - The principal of each loan shall, at the Bank's discretion, be repaid at the end of one or three months from the date of the loan.
1.3.2.The interest rate - the entire loan will bear a variable interest rate at the monthly Term SOFR rate + [ ]***% per year. The interest will be repaid every month, starting at the
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

end of a month from the date of the loan (in loans that are set for a month - the interest will be repaid together with the loan principal).

"SOFR" - the known interest rate at 8:00 a.m. Israel time, every day (and on a non-business day in Israel: at 8:00 a.m. Israel time on the preceding business day), which is paid for a loan backed by a government bond for one day, as published by the New York Fed, as defined from time to time by ISDA (International Swaps and Derivatives Association) and appears in the following link:

https://www.isda.org/2020/05/11/benchmark-reform-and-transition-from-libor/#consultations

"TERM-SOFR" the interest rate for the interest period, as published two Banking business days in which financial markets are traded, before the start of each interest period, based on the SOFR interest rate, for periods of one month, three months, six months and one year, as published by the CME GROUP, in the following link:

https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term sofr.html

1.4Commissions

1.4.1Line of credit allocation fee - for the line of credit, the account will be charged with credit allocation fees at a rate of [ ]***% on the full amount of the line of credit allocated to the Borrower as stated above, starting from the date of signing this agreement.

In relation to the portion of the line of credit that the Borrower has made use of, the Borrower will receive a full reduction of the credit allocation fee stated above, and this at any time the fee is collected as mentioned above. The calculation will be made in relation to any credit made available, from the day it was actually made available, on the balance used.

The credit allocation fee will be calculated on a daily basis and charged once per quarter, at the beginning of each calendar quarter, for the quarter preceding it.

1.4.2Early repayment - early repayment of the credit, in whole or in part, is subject to the payment of early repayment fees. The Borrower may repay the credit in early repayment, in whole or in part, subject to the payment of early repayment fees as accepted by the Bank.

1.4.3Document preparation fee - The Borrower will pay the Bank, on [ ]***, a document preparation fee of [ ]*** US dollars.

1.4.4The above fees are not a substitute for the Bank’s standard fees.

2.Prerequisites and general conditions:

The establishment of the credit and line of credit will be subject to the existence of all the conditions as follows:

[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

2.1.The Borrower signed the credit documents, and the relevant documents required in connection with the credit placement and produced all the protocols and endorsements as accepted by the Bank.

2.2.The Borrower made a deposit in an account totaling not less than [ ]*** US dollars (hereinafter: “the deposit") and signed a special offsetting document in connection with the deposit money in the form of the receipt as Appendix 2.2 to this agreement.

2.3.There will be no legal impediment and/or impediment by virtue of the Bank's procedures to the provision of the credit and the provision of the credit will not be contrary to the provisions of the law and/or contrary to the instructions of the supervisor of Banks (including Proper Banking Management Directive no. 311 “Minimum Capital Ratio” and Directive no. 313 “Restrictions on Membership of a Borrower and a Group of Borrowers” and/or the Bank's internal procedures and/or any other provision that will replace and/or come in their place, including the fact that it will result in exceeding the liability limits of a Borrower and/or a group of Borrowers.

3.Instructions regarding the deposit

3.1.1The Bank is granted a lien, lien, Banker's lien, and set-off on all funds held on deposit, including the accrued interest thereon.
3.1.2The Borrower hereby declares and affirms that the duty to return the deposit shall not be imposed on the Bank until the credit is fully repaid

3.1.3The Borrower agrees that the deposit will not be transferable, or pledged or other credit can be obtained against it, except for a lien given in favor of the Bank to secure the credit.

3.1.4The Borrower confirms that she is aware that she does not have permission to break the deposit or withdraw funds from it, except with the prior written approval of the Bank and on the condition that the credit is repaid at the same time in a final and absolute manner. The Borrower also knows that, despite what is stated in any other document, the Bank has no obligation to renew the deposit automatically, beyond the date of the final and complete repayment of the credit.

3.1.5Any credit for the deposit (principal and interest) will be to the Borrower's account.

3.1.6The company is aware that in the event of early repayment of the credit or the deposit for any reason, including in the event that the Bank has agreed to it, the Bank will be entitled to demand early repayment of the counter transaction, i.e. the deposit or the credit respectively, and none of the parties will have any claim or demand as a result.

4.Reports

The Borrower undertakes to submit the following statements and reports to the Bank:

4.1.The Borrower's annual consolidated financial statements, immediately upon signing and no later than June 30 of each calendar year. If the Borrower publishes additional consolidated or other financial statements in Israel or in Israel, audited or unaudited, the Borrower will deliver copies of them to the Bank as soon as possible after their publication.

4.2. The Borrower is a public company traded on Nasdaq. The Borrower publishes financial results in accordance with the disclosure requirements required by the securities regulations of the SEC and will provide the Bank with the aforementioned publications within 60 days of the end of
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

each calendar quarter (unless it is a publication related to a violation event, for which the aforementioned in Section 4.5 below will apply).

4.3.In addition, the company will provide the Bank from time to time, at the Bank's request, additional information on the company's business data and financial situation.

4.4. The Borrower shall notify the Bank in writing within seven (7) business days after they are informed: (a) that there has been a material change for the worse in the Borrower's situation, resulting from a change in its business, operations or financial situation; (b) any information that can testify that the financial statements submitted pursuant to this letter are not accurate or correct and the information given to the Bank by the Borrower is no longer accurate in any material respect; (c) any material matter relating to the securities delivered and/or to be delivered by them to secure their debts to the Bank.

4.5.The Borrower undertakes to report to the Bank in writing as soon as they become aware of the occurrence of any violation event.

"The financial statements of the Borrower" - the quarterly and annual financial statements of the Borrower when they are prepared in accordance with any law and accepted accounting principles that include a balance sheet, a profit and loss statement, cash flow report and changes in equity report, including the explanations thereof; the annual reports will be audited and the quarterly reports reviewed - by an external auditing accountant, according to principles, reporting rules and accepted accounting regulations established and/or to be established from time to time by the Institute of Certified Public Accountants in Israel and/or according to any law.

"Violation event" - any of the events during which the Bank may make the credit or any part thereof available for immediate repayment as detailed in the credit documents. For the avoidance of doubt, granting a correction period, if given in relation to the violation event, does not delay the date or occurrence of the violation event and the violation event will be considered as such starting from the occurrence of the circumstances that constitute it before the lapse of the correction period and regardless of any other passage of time.

5.Presentations

The Borrower affirms and commits to the Bank that:

5.1.Every obligation of the Borrower as stipulated in this agreement is a valid and enforceable commitment that binds the Borrower.

5.2.The Borrower's signing of this agreement and its upholding by the Borrower: (1) do not cause and will not cause a violation by the Borrower of any agreement to which the Borrower is a party and/or give any person or entity a right and/or reason to demand immediate payment of the Borrower's debts and obligations; and/or (2) do not constitute and will not constitute a violation of and/or deviation from any legal provision; and/or (3) do not cause and will not cause a violation of any license and/or permit of the Borrower.

5.3.At the time of signing this agreement, no violation event has occurred or any event which, after only a period of time or upon giving notice, or both, will constitute a violation event.

5.4.As of the date of signing this agreement: (a) There is no legal proceeding, lawsuit, arbitration, litigation or administrative proceeding pending against the Borrower and to the best of the Borrower's knowledge, there are no such proceedings that are expected against it except for
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

those published in the Borrower's financial statements; (b) No application for the appointment of a receiver and/or liquidator has been filed against it and no order has been issued against it regarding these matters, and to the best of its knowledge no such application or order is about to be filed against it or given against it; and (c) it did not make a decision on voluntary liquidation.

5.5.The Borrower's audited financial statements as of December 31, 2022 (hereinafter in this subclause: “the financial statements"), were prepared in accordance with generally accepted accounting rules and principles and they faithfully, correctly, completely and accurately reflect the Borrower's financial position, assets, liabilities and obligations for the period to which they relate.

From the date to which the financial statements refer to until the date of signing this agreement, the Borrower's business was conducted in the usual way of business and no event occurred that would materially adversely affect its business and/or financial situation and/or its assets and/or its debts and/or obligations and/or the Borrower's equity.

5.6.The Borrower did not take out credit and/or issue guarantees signed by them, of any kind to others, with the exception of Bank guarantees as detailed in the company's annual financial statements in the amount of approximately [ ]*** dollars for the rent of its offices and the production plant.

5.7.The Borrower submitted on time to all the relevant tax authorities all the reports that it must submit according to any law, paid on time all the taxes and other payments that it must pay or made an appropriate provision in connection with them in its books in accordance with the customary accounting rules. To the best of the Borrower's knowledge, the Borrower is not expected to have any tax liability with the exception of taxes for which, if any, a legal provision has been made in the Borrower's current financial statements.

5.8.The Borrower has not entered into and is not a party to any agreement with any of its stakeholders, and there is no agreement, commitment, understanding, oral or in an agreement on any subject between the Borrower and its stakeholders and/or entities related to the Borrower and/or its stakeholders, they have not been offered any loans by the Borrower and have not been given any benefit.

5.9.All the information provided by the Borrower to the Bank is correct and faithfully reflects the business situation of the Borrower as of the date of signing this agreement. Also, the Borrower does not have any information regarding the Borrower, which was not brought to the attention of the Bank, which if it had been brought to its attention, would cause the Bank, as a reasonable Bank, to refrain from making the credit available to the Borrower and/or to cause the Bank not to agree to rely on the collateral to ensure repayment of the credit, or to limit in some way the ability to realize the collateral, all or any part of it.

6.The Bank will be entitled at any time and from time to time, immediately while giving notice to the Borrower, to reduce and/or cancel the unused line of credit and/or postpone and/or delay the provision of any credit in any of the following cases: if the Bank may risk being unable to collect the credit and/or if there is a negative change in the Borrower's solvency and/or financial or business situation and/or if a violation event occurs, as defined below, and/or if other conditions arise that require an immediate reduction or cancellation of the line of credit and/or in other cases permitted by any law.
7.It is agreed that among the other cases in which the Bank has a reason to demand immediate repayment of the credit (including realization of the collateral and offsetting the proceeds of the realization against the credit account), and in addition to them, the Bank will be entitled to demand immediate repayment of the credit, if any of the following events occur:
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

7.1.If the company violates an obligation according to this agreement and/or if it turns out that any of its statements in this agreement are incorrect.

7.2.If by 12/31/2023 the legal proceedings taken by OSR Enterprises AG and/or OSR Enterprises R&D Israel Ltd against the Borrower and others by or anyone on their behalf have not been definitively and completely canceled (for the avoidance of doubt, including resubmission against the Borrower or its subsidiaries or related companies).
8.It is clarified that in order to ensure the complete and accurate settlement of all the Borrower's debts and obligations towards the Bank (including the credit) the Bank will have at their disposal all collateral and guarantees of any kind and type given and/or to be given to the Bank by the Borrower and/or by any third party.

9.This agreement does not create any obligation of the Bank to any third party. The Borrower's rights under this agreement are not assignable or transferable in any way.

10.All the appendices to this document form an integral part of it and everything stated in the appendices comes to complete and add to what is stated in this document.

11.This agreement will enter into force subject to its signature by the Borrower and its return to the Bank no later than 08/21/2023 and subject to the Bank's signature.

12.In any case of conflict between the provisions of this agreement and the provisions of the credit documents, the provisions of this agreement will prevail. In any other case, the provisions of this agreement and the provisions of the credit documents will be considered complementary to each other.

                        Sincerely,

            [stamp:] REE AUTOMOTIVE LTD 514557339 [signature]
                    REE AUTOMOTIVE LTD

I the undersigned Attorney [ ]*** representing REE AUTOMOTIVE LTD company no. 514557339 (hereinafter: "the Company"), hereby confirm to Mizrahi Tefahot Bank Ltd. (hereinafter: "the Bank") that the above document was signed on behalf of the company by [ ]*** who are authorized by their signature to bind the company towards the bank, according to the decisions of the authorized bodies of the company that were legally accepted, and also in accordance with the company's memorandum and articles of association, and that there is no restriction and/or hindrance according to any law and/or agreement to the creation and/or signing and/or issuing of the bank document and/or the execution of everything stated in the bank document to the benefit and benefit of the bank, all as detailed and as stated in the above document, in such a way that the bank document binds the company, is enforceable by the bank and is valid as far as the bank is concerned for all intents and purposes.

Date: 08/14/2023                        Attorney [signature]
                                [stamp:] [ ]***

We approve everything stated above
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

        Mizrahi Tefahot Bank Ltd.

[signature]                [signature]
[stamp:]                [stamp:]
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]